EXHIBIT 23.3

CONSENT OF NETHERLAND SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K of Harken Energy Corporation (the “Company”) and in the following Registration Statements of the Company and in the related Prospectuses to the references to this firm for the Company’s estimated domestic proved reserves contained in the Annual report on Form 10-K, those registration Statements and related Prospectuses for the year ended December 31, 2003.

Form	Description

S-1	Registration of 22,715,000 shares of common stock (No. 333-112451)

S-1	Registration of 8,549,100 shares of common stock (No. 333-108787)

S-3	Registration of 16,874,890 shares of common stock (No. 333-104763)

NETHERLAND, SEWELL & ASSOCIATES, INC.

BY:	/s/ J. Carter Henson, Jr.

J. Carter Henson, Jr. Senior Vice President

Houston, Texas

March 24, 2004